Exhibit 99.1

Harvest Natural Resources Announces Closing of Sale of Gabon Interests and Payoff of the Delta Petroleum Note

HOUSTON, April 10, 2017 /PRNewswire/ — HNR Energia B.V., a wholly-owned subsidiary of Harvest Natural Resources, Inc. (Harvest or the Company) (NYSE:HNR) closed the sale of all of its Gabon interests in accordance with a previously announced Sale and Purchase Agreement dated December 21, 2016 among Harvest, HNR Energia B.V. and BW Energy Gabon Pte. Ltd, a private Singapore company.

Under the terms of the Sale and Purchase Agreement, BW Energy Gabon acquired HNR Energia’s 100% interest in Harvest Dussafu B.V., which owns a 66.667% interest in the Dussafu production sharing contract covering a 210,000 acre area located offshore Gabon, for $32 million in cash, subject to certain adjustments, including reimbursement for approximately $2.3 million of expenditures in respect of the interests since September 30, 2016. $2.5 million of the $32 million purchase price was retained in an escrow account at Citibank to satisfy any post-closing claims the purchaser may have against Harvest and HNR Energia under the Sale and Purchase Agreement. The $2.5 million (less the amount of any claims) will be released to HNR Energia from the escrow account July 10, 2017.

After taking into consideration taxes and transaction related costs, the net proceeds of the transaction are estimated to be $29.7 million, less any successful claims made against the $2.5 million escrow.

Tudor, Pickering, Holt & Co. served as financial advisor to the Company

Mayer Brown LLP and Norton Rose Fulbright US LLP acted as legal counsel to the Company.

On March 31, 2017, Delta Petroleum N.V. (Delta Petroleum) paid off the 11% non-convertible senior promissory note payable owed to HNR Energia relating to Harvest’s sale of its Venezuelan interest in October 2016. The note was due on April 7, 2017. The total interest and principal paid to HNR Energia was $12.6 million.

In light of closing the Gabon transaction and the collection of the note due from Delta Petroleum, Harvest’s board will move forward with plans for its dissolution. Under the dissolution, liquidation and winding up process under Delaware law, the proceeds from the Gabon transaction and the repayment of debt from Delta Petroleum will be combined with other Harvest assets to be distributed to Harvest’s stockholders, subject to certain payments and costs during Harvest’s winding up process.

These costs would include general and administrative costs, dissolution expenses, taxes, costs associated with pursuing ongoing litigation, and payments related to terminations of employment, as well as funds to establish reserves for the payment of current and possible future liabilities of Harvest.

Before the time of dissolution, Harvest’s board plans to consider the declaration of a pre-dissolution dividend as part of its overall plan of complete dissolution and liquidation. Harvest will announce the record date for, and amount of, the dividend if and when it is declared by the board. It is expected that Harvest’s stock will be delisted from the New York Stock Exchange after payment of this dividend and shortly before the dissolution becomes effective.

About Harvest Natural Resources

Harvest Natural Resources, Inc., headquartered in Houston, Texas. For more information visit Harvest’s website at www.harvestnr.com.

CONTACT:

Stephen C. Haynes

Vice President, Chief Financial Officer

(281) 899-5716

Forward Looking Statements

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This information may include expected use of proceeds, possible transactions, future plans and business strategy. All statements other than statements of historical fact may constitute forward-looking statements. Although Harvest believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will be correct. Actual results may differ materially from Harvest’s expectations due to uncertainties and risks outside of Harvest’s control. These risks and uncertainties include, among others, those risks and uncertainties described in Harvest’s Annual Report on Form 10-K for 2016.